Exhibit 10.1

CONSULTING AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into effective as of the 7th day of July 2005, by and between RG GLOBAL LIFESTYLES, INC. (“RGG”), a California corporation, AQUAIR, INC. (“AQUAIR”), a wholly-owned subsidiary of RGG, and Brig. Gen. Steve Ritchie USAF, Ret. (“RITCHIE”), an individual and resident of the State of Colorado.  RGG, AQUAIR and RITCHIE are collectively referred to as the “Parties.”

RECITALS

WHEREAS, AQUAIR is a wholly-owned subsidiary of RGG and a distributor and reseller of clean water technology equipment in the military and government markets; and

WHEREAS, RGG and AQUAIR desire to engage RITCHIE as a consultant, acting as an independent contractor, and to compensate RITCHIE for initiating and/or procuring sales of AQUAIR’s clean water technology equipment in the military and government markets; and

WHEREAS, RITCHIE has agreed to assist RGG and AQUAIR on a part time basis in initiating and/or procuring sales of AQUAIR’s clean water technology equipment in return for the consideration set forth herein;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, RGG, AQUAIR and RITCHIE agree as follows:

1.                                      Independent Contractor Relationship.  In accordance with the mutual intentions of RGG, AQUAIR and RITCHIE, this Agreement establishes between them an independent contractor relationship and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship.  There is no intention to create by this Agreement an employer-employee relationship.

2.                                      Term.  The term of this Agreement shall be a three year period commencing on July 7, 2005, and ending on July 7, 2008.  Notwithstanding the foregoing, the Agreement may be terminated at any time by RGG, AQUAIR or RITCHIE pursuant to paragraph 5, below.  The term may also be extended by an express, written agreement signed by RGG, AQUAIR and RITCHIE.

3.                                      Duties and Extent of Services.

3.1                                 RITCHIE, in his discretion, will refer military and government contacts and customers to RGG and AQUAIR when, in his judgment, the clean water technology equipment marketed by AQUAIR is or may be appropriate to the specific project.

3.2                                 RITCHIE shall perform the duties set forth in paragraph 3.1 on a part time, discretionary basis.  RITCHIE will not be required to maintain an office at RGG or AQUAIR or to attend regularly scheduled meetings at RGG or AQUAIR.  RITCHIE agrees to consult with RGG and AQUAIR on an as-needed basis, from time to time, in connection with the establishment or maintenance of communications with potential customers in the military and government sectors.

3.3                                 The decision to refer projects to RGG and AQUAIR shall be made by RITCHIE in his sole discretion and RITCHIE shall be under no obligation to refer any specific project or projects to RGG and AQUAIR.

3.4                                 RGG and AQUAIR do not have the exclusive right to RITCHIE’s services.  Nothing in this Agreement shall be interpreted to prevent RITCHIE from referring projects to other clean water technology equipment providers, including those in competition with RGG and/or AQUAIR.

4.                                      Compensation.

4.1                                 As partial consideration and compensation to RITCHIE hereunder, RGG hereby grants to RITCHIE an option to purchase 100,000 shares of its $0.001 par value Common Stock (“Option Shares” and “Option Share”) at a purchase price of $3.30 per Option Share.  This option can be exercised by written notice from RITCHIE to RGG in accordance with the vesting schedule below from time to time during the period from the first vesting date hereof through July 7, 2008.  RGG shall give RITCHIE not less that thirty (30) day’s prior written notice (an “FT Notice”) of the anticipated or intended occurrence of a “Fundamental Transaction” with respect to RGG or AQUAIR.  A “Fundamental Transaction” shall include (i) the merger of RGG or AQUAIR with one of more other corporations, or any reorganization, recapitalization or other such transaction which would have substantially the same effect; (ii) the dissolution or liquidation of RGG or AQUAIR; (iii) the sale or exchange or other transfer by RGG or AQUAIR of all or substantially all of its assets; (iv) the sale or exchange of shares of RGG or AQUAIR’s Common Stock such that there is, after the exchange, a change of the control of RGG or AQUAIR; or (v) a proposal which would substantially and adversely affect the rights, preferences or privileges of the Common Stock, including the Option Shares, whether by amendment of the Articles of Incorporation or otherwise.  The FT Notice shall include a description of the Fundamental Transaction, and shall include copies of the relevant instruments or documents involved to the extent they are then available.

4.2                                 As further consideration and compensation to RITCHIE hereunder, RGG shall pay to RITCHIE a commission in the amount of Five Percent (5%) of collected gross sales resulting from the introduction of customers by RITCHIE to RGG or AQUAIR.   Settlement of commissions payable shall be made monthly in arrears, within ten (10) days following the close of each calendar month, based upon completed collected sales received by RGG or AQUAIR during the preceding calendar month.  In the event of any returns of product by customers, said commission shall be subject to a right of offset by the Company.  RITCHIE will be reimbursed for any approved expenses on a monthly basis, ten (10) days following the close of each calendar month.

4.3                                 In the event there is a recapitalization, reorganization or other such readjustment of the outstanding shares of Common Stock then the number of shares and the price per share of the option shall be equitably adjusted to maintain the effect of the option described in paragraph 4.1, above, as presently in effect.

4.4                                 The payments and other consideration described in paragraphs 4.1, 4.2 and 4.3, above, shall constitute full payment for RITCHIE’s services under this Agreement, and RITCHIE shall not receive any additional benefits or compensation for his services during the term of this Agreement.

4.5                                 RITCHIE shall be solely responsible for payment of any and all applicable taxes resulting from his receipt of the compensation set forth above.  RITCHIE shall defend, indemnify and hold RGG and AQUAIR harmless from any loss, liability or damages, including attorneys’ fees and costs, resulting from any failure on the part of RITCHIE to pay any such taxes.

4.6     The options described in this Agreement shall be vested over a three year period. One third of the options shall vest at the end of 12 months from the date of execution of this Agreement; one third shall vest at the end of 24 months from date of execution, and the remainder shall vest at the end of 36 months from the date of execution.  In the event of an earlier termination of this Agreement, all vested and unvested options shall be governed by the RG Global Incentive Stock Plan of 2005.

5.                                     Termination.

5.1                                 Unless extended by mutual written agreement, this Agreement shall automatically terminate upon the expiration of the term.

5.2                                  This Agreement shall terminate in the event of RITCHIE’s death, except as provided in Article II, paragraph IC of the RG Global Stock Incentive Plan of 2005 (relating to the limited transferability of vested options in the event of death.)

5.3                                 RITCHIE, RGG or AQUAIR may terminate this Agreement at any time by providing written notice to all Parties at least ninety (90) calendar days in advance of the termination date.

5.4                                 Upon termination of this Agreement pursuant to paragraph 5.1, 5.2 or 5.3, RGG and AQUAIR shall pay all commissions owed to RITCHIE, and for a period of twenty-four (24) calendar months following the termination of this Agreement, shall continue to pay commissions to RITCHIE as set forth in paragraph 4.3 for any and all sales of clean water technology units to customers introduced to RGG and/or AQUAIR by RITCHIE prior to the termination of this Agreement.

6.                                      Confidentiality.  RITCHIE agrees to maintain the confidentiality of RGG’s and AQUAIR’s trade secret information, including but not limited to (i) confidential information about new products designed or developed by RGG and/or AQUAIR; and (ii) the terms of AQUAIR’s existing contracts with customers, herein collectively referred to as the “Confidential Information.”  Except for such Confidential Information as can be proven by RITCHIE to be in or to have entered the public domain through no fault of RITCHIE or to have been in RITCHIE’s possession prior to disclosure by RGG and/or AQUAIR, RITCHIE shall during the term of the Agreement and thereafter maintain as confidential and not disclose to third parties or otherwise use such Confidential Information, except as authorized in performing his duties under this Agreement or otherwise authorized in writing by RGG’s President.

7.                                      Indemnity.  To the fullest extent permitted by applicable law, RGG and AQUAIR will indemnify RITCHIE and hold RITCHIE harmless from and with respect to any and all liability, loss or damages of any kind, including but not limited to consequential damages, and against all claims or actions based on or arising out of or in any way related to RITCHIE’s referrals of customers to RGG and/or AQUAIR.  To the same extent, RGG and AQUAIR will advance and pay all expenses, including reasonable attorneys’ fees and costs of court, actually and necessarily incurred by RITCHIE in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which is brought against RITCHIE and which arises out of or is in any way related to RITCHIE’s referrals of customers to RGG and/or AQUAIR.

8.                                      No Warranty.  RITCHIE does not warrant or otherwise promise that he will recommend RGG’s and/or AQUAIR’s products or services to any specific customer or customers, or that any customer or customers will follow RITCHIE’s recommendation and place orders with RGG and/or AQUAIR.  RGG’s and AQUAIR’s sole recourse if they are not satisfied with RITCHIE’s performance is to terminate the Agreement in accordance with paragraph 5.3, above.

9.                                      Entire Agreement.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party, except as expressly set forth herein.  This Agreement supersedes and cancels all prior agreements between the Parties, whether written or oral, relating to the subject matter of this Agreement.

10.                               Successors and Assigns.  All of the terms and provisions of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, assigns, and personal representatives of RITCHIE and the successors and assigns of RGG and AQUAIR.

11.                               Governing Law; Forum.  This Agreement will be governed by and construed in accordance with the laws of the State of California.  Any dispute between the Parties relating to the interpretation and enforcement of their rights and obligations under this Agreement shall be resolved solely by arbitration in accordance with the provisions of this paragraph.  The provisions of the Commercial Arbitration Rules of the American Arbitration Association shall apply and govern such arbitration.  The award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter.

12.                               Authority.  It is understood and agreed that, as an independent contractor, RITCHIE’s duties are limited to those set forth in this Agreement.  RITCHIE is not hereby granted any right or authority to assume or create any obligation, express or implied, on behalf of or in the name of RGG and/or AQUAIR.

13.                               Waiver of Breach.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

14.                               Notice.  Any notice required to be given pursuant to this Agreement shall be deemed to have been sufficiently given either when served personally or when served by first-class mail addressed to the other Parties.  Notice to RGG and AQUAIR shall be effective only when addressed to:  R.G. Global Lifestyles, Inc., 17751 Mitchell Ave., Irvine, CA 92614, Attn: Louis L. Knickerbocker, CEO. Notice to RITCHIE shall be effective only when addressed to:  Brig. Gen. Steve Ritchie USAF, Ret., Box 1942, Monument, CO 80132.

15.                               Mutual Drafters.  All Parties have cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter.

16.                               Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of effective as of the date first shown above.

RG GLOBAL LIFESTYLES, INC.		AQUAIR, INC.

By:	/s/ Louis L. Knickerbocker	By:	/s/ Herrie Tantono
	Louis L. Knickerbocker		Herrie Tantono
	Chairman & CEO		President

BRIG. GEN. STEVE RITCHIE USAF, RET.

/s/ Steve Ritchie
Steve Ritchie